NET PROFITS OVERRIDING ROYALTY INTEREST CONVEYANCE

          This Net Profits Overriding Royalty Interest Conveyance (this “Conveyance”) dated effective as of July 29, 2008, is from Doral Energy Corp., a Nevada corporation, having its principal executive office and place of business at 111 N. Sepulveda Blvd., Suite 250, Manhattan Beach, California 90266-6821 (“Assignor”), to Macquarie Investments, LLC, a Delaware limited liability company, whose address is 125 West 55th Street, 22nd Floor, New York, New York 10019 (“Assignee”).

W I T N E S S E T H:

          FOR AND IN CONSIDERATION OF THE SUM OF ONE HUNDRED DOLLARS ($100.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Assignor by these presents does hereby GRANT, CONVEY, ASSIGN and TRANSFER, without warranties or covenants of title, express, implied or statutory, except as specifically set forth in the following paragraph, to Assignee, and Assignee’s successors in title and assigns, the Net Profits Overriding Royalty Interest (defined below) in and to the Subject Interests (defined below).

          TO HAVE AND TO HOLD the Net Profits Overriding Royalty Interest, together with all and singular the other rights, titles, interests, estates, remedies, powers, privileges and appurtenances thereto, unto Assignee, its successors and assigns, forever subject, however, to the terms and provisions of this Conveyance. Assignor hereby grants for itself, its successors and assigns, to WARRANT and FOREVER DEFEND all and singular the Net Profits Overriding Royalty Interest unto Assignee, its successors and assigns, subject only to the Permitted Encumbrances, against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through and under Assignor, but not further. The Net Profits Overriding Royalty Interest is not a contingent interest but is a fully and presently vested real property interest.

ARTICLE I
CERTAIN DEFINITIONS

          Section 1.1      Specific Definitions. The following terms, when used in this Conveyance, have the meanings indicated below (such meanings to be fully applicable to both the singular and plural forms of the terms defined):

          “AFE” means an authority for expenditure.

          “Affiliates” means for any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and (ii) any subsidiary or partner of Assignor shall be deemed to be an Affiliate of Assignor.

          “Applicable Percentage” means thirty-five percent (35%), provided, however, upon receipt of the cumulative sum of FIVE MILLION Dollars ($5,000,000) in cash proceeds by Assignee or its successors and assigns hereunder, the Applicable Percentages shall, effective as the first day of the month following receipt of such sum, automatically decrease to twenty percent (20%).

          “Approved Sales Contract” means an Existing Sales Contract or a Sales Contract consented to in writing by Assignee.

          “Assignee” shall have the meaning set forth in the introductory paragraph of this Conveyance, and shall include its successors and assigns.

          “Assignor” shall have the meaning set forth in the introductory paragraph of this Conveyance and shall include its successors and assigns.

          “Base Rate” means that per annum interest rate announced from time to time by Citibank, N.A. as its prime lending rate (or if unavailable, the then prevailing comparable rate announced by JP Morgan Chase Bank, N.A.), plus two percent (2%) per annum.

          “Business Day” means any day other than a day on which commercial banks are authorized or required to close in New York, New York.

          “Capital Costs” means from and after the Commencement Date, on a cash accounting basis, the aggregate costs incurred and paid for (a) renewals or extensions of Leases, (b) any drilling, reworking, sidetracking, deepening, completing, equipping, recompleting, stimulating or plugging back, or (c) constructing production or gathering facilities which in each case pertain to the Subject Interests and are authorized pursuant to an Operating Agreement or, if there is no applicable Operating Agreement in effect, for which notice is given in accordance with the provisions of Section 7.2; provided, however, certain costs may be excluded from “Capital Costs” as provided in Section 7.2.

          “Code” shall have the meaning assigned to such term in Section 10.5.

          “Commencement Date” means the earlier of (i) 12:01 a.m. local time on the Maturity Date or (ii) 12:01 a.m. local time on the Loan Termination Date.

          “Conversion Agreement” means that certain Conversion Agreement dated effective as of July 29, 2008 between Assignor and Assignee, as the same may be modified, amended or restated from time to time.

          “Conveyance” means this Net Profits Overriding Royalty Interest Conveyance, as the same may be amended, modified or restated from time to time.

          “COPAS” means the accounting procedures which are a part of an applicable Operating Agreement or, in the event that there is no Operating Agreement in effect, the Accounting Procedure for Joint Operations recommended by the Council of Petroleum Accountants Societies 1995 JOA, (onshore) then in effect with respect to onshore or offshore operations, as applicable, for the location of the Leases.

          “Credit Agreement” means that certain $50,000,000 First Lien Secured Credit Agreement dated as of July 29, 2008, as the same may be modified, amended, restated or rearranged from time to time, between Assignor, as Borrower, and Macquarie Bank Limited, and its successors and assigns, as Administrative Agent, and the Lenders party thereto from time to time. References to the Credit Agreement in this Conveyance shall continue to be effective even if the Credit Agreement has been terminated in which case references shall be to the Credit Agreement in its form immediately prior to termination of same.

          “Crude Oil” means all crude, condensate and other liquid hydrocarbon substances.

          “Defensible Title” means, with respect to the Subject Interests, such title that: (a)(i) entitles Assignor to receive, free and clear of all royalties, overriding royalties and net profits interests (except the Net Profits Overriding Royalty Interest created hereby), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests reflected in Exhibit A for the productive life of the Subject Interests (subject only to the Permitted Encumbrances), and (ii) obligates Assignor to bear costs and expenses relating to the maintenance, development and operation of the Subject Interests in an amount not greater than the Working Interests reflected in Exhibit A for the productive life of the Subject Interests (subject only to the Permitted Encumbrances), in such instance, free and clear of any Liens, other than the Permitted Encumbrances, and any Liens in favor of Assignee and its Affiliates or which are permitted hereunder, and (b) with respect to any royalty and overriding royalty interests acquired by Assignor, net profits overriding royalty interests and/or production interests and any rights Assignor acquires to receive revenues from production that are not included in the Net Revenue Interests and Working Interests set forth in clauses (a)(i) and (ii) above, good and defensible title to such interests, free and clear of any Lien, other than the Permitted Encumbrances, and any Liens and property interests which are in favor of Assignee and its Affiliates or which are permitted hereunder.

          “Dispose” (including the correlative terms “disposed” or “disposition”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, and whether effected directly or indirectly.

          “Effective Date” means the date stated in Section 10.7.

          “Existing Sales Contract” means all Sales Contracts in effect on the Effective Date and identified on Exhibit A hereto.

          “Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, jurisdiction or functions of or pertaining to government over Assignor or Assignee.

          “Gross Proceeds” means, on a cash accounting basis, from and after the Commencement Date, the aggregate gross amount received by Assignor, without duplication, from or attributable to (a) the Sale of Subject Hydrocarbons produced from all Subject Interests (including, without limitation, any amounts received by Assignor with respect to overriding royalty interests, other non-Working Interests or as the result of a Working Interest owner going non-consent under an Operating Agreement which are part of the Subject Interests) and (b) Manufacturing Proceeds, subject to the following:

          (i)      If Subject Hydrocarbons are sold pursuant to arm’s length sales contracts, the Gross Proceeds of such Sale shall be the amount realized by Assignor from such Sale;

          (ii)      If Subject Hydrocarbons are sold pursuant to an Approved Sales Contract, the Gross Proceeds of such Sale shall be the amount realized by Assignor from such Sale;

          (iii)      If Subject Hydrocarbons are sold to an Affiliate of Assignor that has not been approved in writing by Assignee, the Gross Proceeds from such Sale shall be deemed to be the higher of (A) the amount realized by Assignor from such Sale or (B) the average of the three highest market prices based upon Sales at the locations sales are made on the date of execution of this Conveyance received by any unaffiliated party from the Sale of Hydrocarbons at the foregoing locations during the period when the Subject Hydrocarbons are sold to an Affiliate of Assignor;

          (iv)      If Subject Hydrocarbons are sold in any transaction other than those described in clauses (i), (ii) and (iii) hereof, the Gross Proceeds of such Sale shall be the Market Value of such Subject Hydrocarbons;

          (v)      Gross Proceeds shall include all consideration received, directly or indirectly from Sales of Subject Hydrocarbons, including without limitation advance payments, payments under take-or-pay (recoupable or non-coupable), production payments or similar provisions of production Sales agreements but excluding the effect of financially settled hedge transactions and any proceeds received by Assignor for the use of Assignor’s facilities located on the Subject Interests for the storage, transportation, processing or treating of Hydrocarbons on behalf of a third party; and

          (vi)      If any proceeds are withheld from Assignor for any reason (other than at the request of Assignor or due to the gross negligence of Assignor) such proceeds shall not be considered to be Gross Proceeds until such proceeds are actually received by Assignor; provided, however the Gross Proceeds shall not include any interest, penalty or other amount that is not derived from the Sale of Subject Hydrocarbons, but, instead, Assignor shall make payment directly to Assignee of the Applicable Percentage of any such amounts paid to Assignor by the purchaser of Subject Hydrocarbons.

          “Hydrocarbons” means all Crude Oil and Natural Gas.

          “Invoiced Costs” has the meaning assigned to such term in Section 3.3.

          “Lease Use Hydrocarbons” means any Hydrocarbons which are unavoidably lost in the production thereof or used by Assignor or the Operator on the Leases or any Unit in which the Leases are pooled or unitized for drilling and production (including, without limitation, use for secondary recovery) operations conducted in the manner of a reasonably prudent operator and in good faith for the purpose of producing Hydrocarbons from the Leases or from such Unit, but only for so long as and to the extent such Hydrocarbons are so used.

          “Leases” means Crude Oil, Natural Gas and/or mineral leases or portions thereof listed and described on Exhibit A attached hereto and made a part hereof by reference, and the lands covered thereby and subject to the depth and acreage limitations and reservations, if any, set forth in Exhibit A.

          “Loan Termination Date” means the date of repayment of all amounts outstanding under any Promissory Note for any Advances.

          “Manufacturing Costs” shall mean the aggregate costs of Processing any Subject Hydrocarbons that generate Manufacturing Proceeds.

          “Manufacturing Proceeds” shall mean the excess, if any, of (a) proceeds realized by Assignor from the Sale of Subject Hydrocarbons, and any products thereof, that have been Processed or are the result of any Processing over (b) the part of such proceeds that represents the Market Value of such Subject Hydrocarbons before any Processing.

          “Market Value” of any Subject Hydrocarbons shall mean:

          (a)      With respect to Crude Oil (including field liquids), (i) when sold pursuant to an Approved Sales Contract, the price established therein, (ii) when sold other than pursuant to an Approved Sales Contract the highest price available to Assignor for such Crude Oil, at the lease level, on the date of delivery pursuant to a bona fide offer, posted price or other generally available marketing arrangement from or with a creditworthy non-Affiliated purchaser, or (iii) if neither subsection (a)(i) nor subsection (a)(ii) is applicable, the fair market value of such Crude Oil, on the date of delivery, at the lease level, determined in accordance with other generally accepted and usual industry practices; and

          (b)      With respect to any Natural Gas, (i) when sold pursuant to an Approved Sales Contract, the price established therein, (ii) when sold other than pursuant to an Approved Sales Contract the average of the three (3) highest prices (adjusted for all material differences in quality) being paid at the time of production for Natural Gas produced from the same field in Sales between creditworthy non-Affiliated persons (or, if there are not three (3) such prices within such field, within a fifty (50) mile radius of such field) but, for any Natural Gas subject to price restrictions established, prescribed or otherwise imposed by any Governmental Authority having jurisdiction over the sale of such Natural Gas, no more than the highest price permitted for such category or type of Natural Gas after all applicable adjustments (including without limitation tax reimbursement, dehydration, compression and gathering allowance, inflation and other permitted escalation), or (iii) if neither subsection (b)(i) nor subsection (b)(ii) above is applicable, the fair market value of such Natural Gas, on the date of delivery, at the lease level, determined in accordance with other generally accepted and usual industry practice.

          “Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received by a creditor under applicable law.

          “Month” means that period of time beginning at 12:00 a.m. on the eleventh day of each calendar month and ending at 11:59 p.m. on the tenth day of the next calendar month.

          “Monthly Net Profit” means the Net Profit calculated on a Monthly basis for each Month from and after the Commencement Date.

          “Natural Gas” means natural gas, casinghead gas and other hydrocarbon substances in gaseous form, and including all products recovered in the processing of the foregoing (other than condensate).

          “Net Marketing Proceeds” has the meaning assigned to such term in Section 3.3.

          “Net Proceeds” means the amount by which Gross Proceeds exceeds Production Costs.

          “Net Profit” means the amount by which Net Proceeds exceed Capital Costs. To the extent Net Profit is reduced below zero for any Month, the amount of such reduction below zero shall be carried forward and utilized in the calculation of Net Profit in subsequent Months until the negative balance is eliminated.

          “Net Profits Overriding Royalty Interest” means an overriding royalty interest in the Subject Interests and the Subject Hydrocarbons in, under and that may be produced and saved from the Subject Interests equal to the Applicable Percentage of the Net Profit attributable to the Subject Interests from and after the Commencement Date as calculated for each Month.

          “Net Revenue Interest” means the decimal or percentage share of Hydrocarbons produced and saved from or allocable to the Subject Interests after deduction of all lessor and overriding royalties and other burdens on or paid out of such production (other than the Net Profits Overriding Royalty Interest created hereby).

          “NPI Operating Statement” has the meaning assigned to such term in Section 8.3.

          “NPI Operating Statement Due Date” has the meaning set forth in Section 8.3.

          “Operator” means any party other than Assignor that may from time to time act as the operator for one or more of the Subject Interests pursuant to an Operating Agreement.

          “Operating Agreement” means any operating agreement in effect from time to time affecting the Subject Interests between Assignor and other Working Interest owners and agreements with any Operator related to the operation of the Subject Interests, all as the same may be modified and amended from time to time; provided, however, any operating agreement which becomes effective after the Effective Date shall not be effective and binding on Assignee unless and until either Lender or Assignee consents to and approves of such operating agreement in writing, such approval not to be unreasonably withheld; and provided further, with respect to the Subject Interests described in Exhibit A, any operating agreement described on Exhibit A that is contemplated in the farmout, development or other agreement giving rise to Assignor’s right to earn interests shall be effective and binding on Assignee.

          “Permitted Encumbrances” means (a) minor irregularities in title which do not (i) materially interfere with the occupation, use and enjoyment by Assignor of any of its Subject Interests, or (ii) materially impair the value thereof, (b) Liens of landlords, vendors, carriers, warehousemen, mechanics, operators, laborers and materialmen arising by law, and of Operators and non-operators arising by contract under Operating Agreements, in the ordinary course of business for sums not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, (c) this Net Profits Overriding Royalty Interest, (d) the specific exceptions, encumbrances and agreements described on Exhibit A and affecting one or more of the Subject Interests INSOFAR ONLY as said exceptions, encumbrances and agreements are valid and subsisting and are enforceable against the particular Lease which is made subject to said exceptions, encumbrances or agreements and (e) any agreement, including an Operating Agreement, approved by Lender or Assignee.

          “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other organization, government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          “Processing” means to manufacture, fractionate or refine Subject Hydrocarbons, but such term does not mean or include (a) the use of standard lease, well or platform equipment (such as dehydrators, Natural Gas treating facilities, separators, heater treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment) or (b) other standard operations on any of the Subject Interests.

          “Production Costs” means from and after the Commencement Date, on a cash accounting basis, the aggregate, without duplication, of Assignor’s proportionate share of the following costs and expenses actually incurred and paid by Assignor with respect to the Subject Interests from and after the Commencement Date:

          (a)      all lease operating expenses, including, without limitation, direct costs of operating, producing, maintaining, abandoning and decommissioning the Subject Interests as invoiced to and paid by Assignor or by the Operator calculated in accordance with the COPAS;

          (b)      all direct costs of gathering, transporting, treating and marketing production from the Subject Interests calculated in accordance with the COPAS;

          (c)      all Taxes incurred by Assignor with respect to the ownership, development and production of the Subject Interests and the Subject Hydrocarbons after the Commencement Date (but excluding taxes based upon the income of Assignor); and

          (d)      all Manufacturing Costs;

provided, however, that “Production Costs” shall not include any general and administrative expenses of Assignor and if at the time in question, there is no Operating Agreement then in effect, Assignee shall consent in writing , such consent not to be unreasonably withheld, to all COPAS costs prior to inclusion of such costs in “Production Costs.” Notwithstanding anything to the contrary set in this Conveyance, Production Costs shall be reduced by the following:

          (1)      all proceeds received by Assignor from the Sale, from and after the Commencement Date, of any materials, supplies, equipment and other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with the Subject Interests;

          (2)      all insurance proceeds received by Assignor as a consequence of the loss or damage from and after the Commencement Date to the Subject Interests, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons unless such proceeds are used by Assignor within one hundred eighty (180) days of receipt to replace any such lost or damaged materials, supplies, equipment and other personal property;

          (3)      the proceeds of all judgments and claims received by Assignor (net of all reasonable and necessary costs and expenses incurred by Assignor to receive such proceeds of judgments and claims) for damages from and after the Commencement Date directly or indirectly related to the Subject Interests or the Subject Hydrocarbons, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons and which is specifically allocated to the Subject Interests, the Subject Hydrocarbons or the materials, supplies, equipment or other personal property or fixtures or any party thereof located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons unless such proceeds are used or committed to be used by Assignor within ninety (90) days of receipt to replace any such damaged materials, supplies, equipment or other personal property or fixtures;

          (4)      all proceeds net of any reasonable and necessary costs and expenses incurred by Assignor of and/or from each of the following amounts received by Assignor (to the extent attributable to periods from and after the Commencement Date) with respect to the Subject Interests (i) delay rentals, (ii) lease bonuses, (iii) shut in Natural Gas well royalties or payments, (iv) rentals from reservoir use or storage, (v) payments in connection with the drilling or deferring of any Well on any of the Subject Interests and (vi) all other proceeds from whatever source relating to the Subject Interests or the Subject Hydrocarbons and not included in Gross Proceeds (including, without limitation, fees for the use of any platform used in the production of the Subject Hydrocarbons or for the processing or treating of Hydrocarbons on behalf of a third party); and

     (5)      all credits received by Assignor from and after the Effective Date attributable or related to Production Costs or Capital Costs incurred and paid from and after the Commencement Date.

To the extent that Production Costs are reduced below zero for any Month, the amount of such reduction below zero shall be carried forward and utilized in the calculation of Production Costs in subsequent Months until the negative balance has been eliminated.

          “Remaining Net Profit” means, with respect to each Month, an amount equal to the Net Profit for such Month minus the Net Profits Overriding Royalty Interest for such Month.

          “Sale” means any sale, exchange, or other disposition for value.

          “Sales Contracts” means all contracts and agreements for the Sale of, or commitment to sell, or right of first refusal to purchase Subject Hydrocarbons from the Subject Interests.

          “Subject Hydrocarbons” means that portion of the Hydrocarbons that may be produced from the Subject Interests and which are attributable to the Subject Interests after deducting (i) all royalties, overriding royalties, production payments and other burdens on or out of production from the Subject Interests to the extent and only to the extent in effect on the Effective Date, but without any deduction for the Net Profits Overriding Royalty Interest and (ii) any Lease Use Hydrocarbons.

          “Subject Interests” means (a) all rights, title, claim or interest which Assignor has on the Effective Date in each Lease, each Unit, and all leasehold, mineral and other interests described in Exhibit A and any and all extensions, renewals or replacements thereof in which Assignor now owns or hereafter acquires an interest and the rights appurtenant to any of the foregoing, if any, in and under any operating, unitization and pooling agreements and the Units created thereby, and (b) all rights, title, claim or interest which Assignor has on the Effective Date to share, pursuant to any Unit agreement or otherwise, in the production of the Subject Hydrocarbons allocable or attributable to the Leases, each Unit and all leasehold, mineral and other interests described in Exhibit A, regardless of whether such right, title, claim or interest be under or by virtue of a Lease, a sublease, an assignment, a unitization or pooling agreement, a unitization or pooling order, a mineral deed, a royalty deed, a mineral servitude deed, an Operating Agreement, a division order, a transfer order or any other type of contract (including a farmout agreement or development agreement), conveyance or instrument or under or by virtue of any other type of claim of title, legal or equitable, recorded or unrecorded, even though Assignor’s interests be incorrectly or incompletely described in, or a description thereof be omitted from, Exhibit A. Except as set forth hereinabove, Subject Interests (i) shall be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of the same are subject, or any modification of any operating agreement or Unit agreement, (ii) shall include any and all renewals and extensions of any of the same, and all additional interests acquired by Assignor in any Lease, Unit, minerals, notwithstanding the descriptions contained in Exhibit A, (iii) shall reflect the economic benefit realized by Assignor in connection with any “non-consent” penalties other than the non-consent penalty provided for in Section 7.2(b) herein and (iv) shall reflect the economic detriment suffered by Assignor in connection with any “non-consent” penalties imposed on Assignor or its interest.

          “Taxes” means all ad valorem, property, occupation, gathering, windfall profit, severance, gross production, energy, excise and other taxes and governmental charges and assessments (except taxes on or measured by the income of Assignor or Assignee) imposed on the Subject Interests, Subject Hydrocarbons or the Net Profits Overriding Royalty Interest.

          “Unit” means a pooled unit or proration unit as designated by an effective designation of unit, proration unit plan, or other instrument of similar impact properly filed with the appropriate Governmental Authority.

          “Working Interest” shall mean the cost-bearing property interest (record title or operating rights) which entitles the owner thereof to explore and develop certain land for Hydrocarbon production purposes, whether under a Hydrocarbon lease or unit, a compulsory pooling order or otherwise.

          Section 1.2      Other Definitions. Other capitalized terms used herein and not defined in Section 1.1 above or otherwise defined in this Conveyance shall have the meaning ascribed to such term in the Credit Agreement.

          Section 1.3      Construction. The headings in this Conveyance are for the convenience of reference only and shall not affect the interpretation of this Conveyance. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. The words “include,” “includes” and “including” are deemed to be following by “without limitation.” The words “hereby,” “herein,” “hereunder,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Conveyance in its entirety and not solely the particular portion of the Conveyance in which such word is used. Unless otherwise specified, references in this Conveyance to “Sections,” “Subsections” or “Articles” refer to the sections, subsections or articles in this Conveyance.

ARTICLE II
PAYMENT OF NET PROFITS OVERRIDING ROYALTY INTEREST

          Section 2.1      Payment. Beginning on the twentieth (20th) day of the calendar month immediately following the Commencement Date and on the same day of each calendar month thereafter (provided, however, if such day is not a Business Day then payment shall be made on the first Business Day prior to said date), Assignor shall pay to Assignee the Net Profits Overriding Royalty Interest to Assignee with respect to the immediately preceding Month (except for the first such payment which shall include the period commencing with the Commencement Date through the end of the aforementioned immediately preceding Month) as follows:

If by wire transfer:

Bank of New York
New York, NY 10004
ABA #021000018
SWIFT: IRVTU53N

Favour:

Macquarie Bank Limited
Sydney
A/C No. 8900055375
CHIPSUID 236386
Further Add: Macquarie Americas Corp.
Reference: Doral Energy Corp.

If by check, checks should be made payable to Macquarie Bank Limited and mailed to:

Macquarie Bank
PO Box 14107A
Newark NJ 07198-0107
Reference: Doral Energy Corp.

          The directions for payments can be modified by written notice to Assignor pursuant to Section 10.1.

          Section 2.2      Interest on Past Due Payments. Any amount not paid by Assignor to Assignee, within ten (10) days after the due date, shall bear, and Assignor shall pay, interest in an amount equal to the Base Rate in effect on such due date and such interest shall be paid from the expiration of the ten (10) day grace period until such amount is paid; provided, however, such interest shall not be in excess of the Maximum Rate. No payment shall be considered to be past due if made within one hundred twenty (120) days after the end of the calendar month of the first Sale of production from a Well or Wells located on lands covered by the Subject Interests.

          Section 2.3      Overpayment. If at any time Assignor inadvertently pays Assignee more than the amount due, Assignee shall not be obligated to return any such overpayment, but the amount or amounts otherwise payable for any subsequent period or periods shall be reduced by such overpayment.

          Section 2.4      Remaining Net Profits. Assignor shall be entitled to retain each Month the amount of any Remaining Net Profit.

ARTICLE III
TITLE AND MARKETING OF HYDROCARBONS

          Section 3.1      Title. Assignor has and will maintain Defensible Title to the Subject Interests until all or any part of the Subject Interests expire in accordance with the Lease terms or

Assignor surrenders, abandons, sells or assigns all or any part of the Subject Interests pursuant to the terms hereof.

          Section 3.2      Marketing. Assignor shall have a duty to market or cause to be marketed the Subject Hydrocarbons at the same prices and on the same terms Assignor obtains for Hydrocarbons not subject to this Conveyance which are of the same type and in the same location. Assignor will bring the Subject Hydrocarbons to market with reasonable business judgment and reasonable Crude Oil and Natural Gas field practices consistent with industry practices.

          Section 3.3      Taking Production In-Kind. Assignee reserves the right, exercisable at Assignee’s sole risk and expense after giving Assignor forty-five (45) days written notice, at any time and from time to time as long as this Conveyance is in effect, to market, take in-kind or have delivered to Assignee’s designated purchaser, the Applicable Percentage of Hydrocarbons attributable to the Subject Interests and in which event, Assignee shall have sole responsibility for any processing thereof at Assignee’s sole cost and expense. If Assignee exercises the right to take in-kind, the following shall be performed at Assignee’s cost and expense: (a) the Subject Hydrocarbons taken in kind shall be delivered at a convenient point near the wellhead or the connecting pipeline at which point it shall be metered, if necessary, through a meter approved by Assignor; (b) any authority or permit required from any Governmental Authority having jurisdiction shall be secured; (c) all necessary reports to any such Governmental Authority shall be prepared and filed; and (d) Assignee shall cause Assignee’s designated purchaser to pay directly (i) all Taxes described in clause (c) of the definition of “Production Costs” and (ii) all royalties owed to third parties, in each instance, to the extent those Taxes or royalties are attributable to the Subject Hydrocarbons purchased and upon payment of such Taxes or royalties, furnish evidence of such payment to Assignor. If Assignee elects to exercise its right to take in-kind as provided herein, Assignor will invoice Assignee for all Production Costs and, if applicable, Capital Costs (collectively, the “Invoiced Costs”), that would have otherwise been utilized to calculate Monthly Net Profit hereunder and, within thirty (30) days after receipt of such invoice, Assignee shall remit to Assignor the Applicable Percentage of such Invoiced Costs. Notwithstanding anything to the contrary in this Section 3.3, under no circumstances will Assignee ever have an obligation to remit to Assignor during any Month (pursuant to an invoice delivered to Assignee by Assignor in accordance with the immediately preceding sentence) Invoiced Costs in excess of an amount (the “Net Marketing Proceeds”) equal to the aggregate proceeds received from Assignee’s designated purchaser during that same Month less all amounts to be paid directly by Assignee’s purchaser pursuant to this Section 3.3. To the extent the Invoiced Costs for any Month exceed the Net Marketing Proceeds, the amount of such excess will be carried forward and utilized in the calculation of Invoiced Costs in subsequent Months until the negative balance is eliminated. If the NPI has been partially assigned, each Person to whom the NPI has been assigned must participate in the election to take the Subject Hydrocarbons in kind or the election shall not be effective.

ARTICLE IV
OPERATION OF LEASED PREMISES

          Section 4.1      Lease Covenants. Assignor agrees to use commercially reasonable efforts where consistent with the standards of a reasonable and prudent operator, if Assignor is the operator, or if Assignor is not the operator, to use commercially reasonable efforts to cause the Operator, to keep and perform all of the material terms, conditions, and covenants of the Leases to be kept and performed by the lessee thereunder and agrees to give Assignee the benefit of each of said covenants, including, without limitation, protecting the Subject Interests against drainage by reason of production from other properties. Assignor shall have no obligations, either express or implied, by reason of this Conveyance, to keep and maintain the Leases in force and effect either by the payment of rentals, compensatory royalties or other payments or by the drilling of any Wells upon the lands with respect to which the Net Profits Overriding Royalty Interest in the Leases is herein assigned, it being expressly understood that Assignee is to receive said Net Profits in such production only out of the Subject Hydrocarbons, if, as and when produced and saved under the terms and provisions of the Leases. Assignor shall have the right to obtain from the lessors of the Leases or other parties or Governmental Authorities without further consent of Assignee such modification agreements or time extensions as Assignor may elect; provided, however, that no such modification agreements or time extensions shall reduce the amount of the Net Profits Overriding Royalty Interest or prejudice Assignee’s rights in any material respect. Assignor further reserves the right, without the further consent or joinder of Assignee, to unitize, pool or otherwise combine all or any portion of the Leases and the lands covered thereby with any other lands or leases, on the terms and conditions set forth in the Leases.

          Section 4.2      Operations. Assignor agrees to conduct and carry on, or use its commercially reasonable efforts to cause the Operator to conduct and carry on, all operations respecting the Leases as a reasonably prudent operator and in accordance with generally accepted engineering and industry practices and to cause (or, with respect to Leases where Assignor is not the operator, use commercially reasonable efforts to cause) every Well within the lands covered by the Leases to be operated in a good and workmanlike manner, and all improvements and equipment necessary or useful to the operation of the same to be provided and all to be done that a reasonably prudent operator would do, including cleaning out, reconditioning, plugging back or deepening operations where necessary to the end that every Well within the lands covered by the Leases shall be produced to maximize returns to Assignor and Assignee. Nothing herein contained, however, shall obligate Assignor to continue to operate any Well within the lands covered by the Leases when the Well ceases to produce or, in the opinion of a reasonably prudent operator, is not capable of producing Crude Oil, Natural Gas or other Hydrocarbons in paying quantities. For purposes of the preceding sentence production “in paying quantities” with respect to a Well shall mean production at such levels as to generate, on an annual basis, total revenue net of landowners’ royalties, production payments, net profits interests (but excluding the Net Profits Overriding Royalty Interest conveyed hereby) and other burdens existing on the Effective Date, greater than operating expenses for such Well.

          Section 4.3      Surrender or Termination. Assignor agrees that, without Assignee’s prior written consent, it will neither terminate any of the Leases nor surrender or release any of the lands covered thereby except (a) in connection with the abandonment of a Well in compliance with Section 4.2 above, or (b) any undeveloped lands or any Lease covering only undeveloped lands which may be surrendered, released or terminated so long as no Affiliate of Assignor shall acquire an interest in such lands within one (1) year after the lapse, release, termination or surrender thereof (whether voluntarily or involuntarily), without prior written consent of Assignee. If Assignee does not consent to Assignor’s proposal to terminate or release any of the

Subject Interests, Assignor shall assign such Subject Interests to Assignee and thereafter Assignee shall have sole responsibility for the obligations related to such Subject Interests. Assignor shall give Assignee written notice prior to the lapse, release, termination or surrender of any Lease. If Assignor or any Affiliate of Assignor re-leases or re-lets any of the lands covered by a lapsed, released, terminated or surrendered Lease within one (1) year from the lapse, release, termination or surrender of the Lease, such renewal or new lease shall become subject to the terms of this Conveyance. Assignor shall, promptly upon the request of Assignee and at the sole cost of Assignor, cause such Affiliate to execute such documents or take such other actions as Assignee may reasonably request to evidence the conveyance to Assignee of a Net Profits Overriding Royalty Interest in such new or renewed lease.

          Section 4.4      Assignor Discretion. Notwithstanding anything herein to the contrary, Assignee will have no right to direct operations on the Subject Interests.

ARTICLE V
UNITIZATION

          Section 5.1      Pooled Subject Interests. To the extent one or more of the Subject Interests have been pooled and unitized, such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements, and the Net Profits Overriding Royalty Interests in each such Subject Interest shall apply to and affect only the production from such Units which accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreements.

          Section 5.2      Right to Pool. Assignor shall have the right and power to pool and unitize any of the Subject Interests and to alter, change or amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the land covered hereby, as to any one or more of the formations or horizons hereunder, and as to any one or more Subject Hydrocarbons, upon such terms and provisions as Assignor shall in its sole and reasonable discretion determine. If and whenever through the exercise of such right and power, or pursuant to any law hereafter enacted or any rule, regulation or order of any Governmental Authority hereunder promulgated, any of the Subject Interests are pooled or unitized in any manner, the Net Profits Overriding Royalty Interest insofar as it affects such Subject Interest shall also be pooled and unitized and in any such event such Net Profits Overriding Royalty Interest in such Subject Interest shall apply to and affect only the production which accrues to such Subject Interest under and by virtue of the pooling and unitization.

ARTICLE VI
GOVERNMENT REGULATION AND TAXES

          Section 6.1      Government Regulations. All obligations of Assignor hereunder shall be subject to all applicable laws of the federal government and any other state or local government having jurisdiction, as well as to the applicable rules, regulations and orders of any other Governmental Authority having jurisdiction.

          Section 6.2      Taxes. Assignor shall pay all Taxes incurred with respect to the Subject Interests when due except to the extent contested in good faith. In the event Assignor fails to pay any Taxes which could result in the imposition of Liens and encumbrances which could adversely effect the Net Profits Overriding Royalty Interest conveyed herein, Assignee shall have the right to make the payment of such Taxes on behalf of Assignor. To the extent Assignee pays any such Taxes on behalf of Assignor, Assignor shall immediately reimburse Assignee for such amounts upon demand. If Assignor does not reimburse Assignee for such amounts prior to the next date on which Assignor is required to pay the Net Profits Overriding Royalty Interest to Assignee pursuant to Section 2.1 above, Assignor shall reduce the amount of Production Costs deducted in calculating Net Proceeds for the applicable Month by an amount equal to (a) the amount of Taxes paid by Assignee pursuant to this Section 6.2 multiplied by (b) an amount equal to one minus the Applicable Percentage and plus (c) any interest accruing (pursuant to Section 2.2 above) on the amount of Taxes paid by Assignee since the date of demand.

ARTICLE VII
ASSIGNMENTS, CHANGE OF OWNERSHIP AND CAPITAL COSTS

          Section 7.1      Assignment. Assignor shall have the right to assign, sell, transfer, convey, mortgage or pledge the Subject Interests, or any part thereof, subject to the Net Profits Overriding Royalty Interest and the terms and provisions of this Conveyance, without Assignee’s prior approval; provided, however, that (a) any such assignment during the term of the Credit Agreement must be in accordance with and subject to the terms of the Credit Agreement and (b) if Assignor sells the Subject Interests, Assignor must sell all of the Subject Interests and such sale must be made to a single purchaser. Assignee has the right to assign the Net Profits Overriding Royalty Interest in whole or in part; provided, however, that (a) such assignment shall not cause the Assignor to make multiple payments of the Net Profits Overriding Royalty Interests to more than one Person, (b) if there are multiple Assignees, they must designate one administrative agent to whom payments are made, notices are given and from whom approvals are sought and (c) any partial sales shall be as to an undivided interest in all of the Subject Interests. No change of ownership or right to receive payment of the Net Profits Overriding Royalty Interest, or of any part thereof, however accomplished, shall be binding upon Assignor until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of sale or assignment shall consist of a copy of the recorded instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished to Assignor as provided above, the payment or tender of all sums payable on the Net Profits Overriding Royalty Interest may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred. Upon request by Assignee, Assignor shall, at the expense of Assignee, execute and deliver revised conveyances to Assignee and to any Person to whom Assignee has assigned all or any portion of this Net Profits Overriding Royalty Interest to reflect such assignment by Assignee. All of the covenants and agreements of Assignor contained in this Conveyance shall be deemed to be covenants running with the land and the Subject Interests to the fullest extent permitted by applicable law and shall be binding upon all successors in interest to, and all assigns of, Assignor and shall inure to the benefit of all successors in interest to, and all assigns of, Assignee. Likewise, all of the covenants and agreements of Assignee contained in this Conveyance shall be deemed to be covenants running with the land and the Subject Interests to the fullest extent permitted by applicable law and shall be binding upon all successors in interest to and all assigns of, Assignee and shall inure to the benefit of all successors in interest to, and all assigns of, Assignor. All references herein to either Assignor or Assignee shall include their respective successors and assigns. An extract, memorandum or notice of this Conveyance may be filed in the records of any county where the Subject Interests are located and with any Governmental Authority deemed necessary by Assignor or Assignee. Neither party shall make any assignment to any Person which would result in the forfeiture or loss of any interest in the Leases under the laws of the United States of America or any of the several States.

          Section 7.2      Capital Costs.

          (a)      From and after the Commencement Date, Assignor shall submit in writing to Assignee for review all AFEs related to costs and expenses which would comprise Capital Costs and request that Assignee notify Assignor which (and, if so, to what extent) costs and expenses detailed on such AFE will comprise Capital Costs for the purpose of calculating Net Profit under this Conveyance; provided, however, no such written submission is required for emergency operations or to ensure compliance with Environmental Laws and Governmental Requirements (both as defined in the Credit Agreement). In the event Assignor is the operator of the Subject Interest for which the Capital Cost is to be incurred, Assignor shall submit such AFEs to Assignee the earlier of (i) the date other interest owners of the Subject Interests are notified of the proposed expenditure and (ii) fifteen (15) business days prior to the proposed date of incurring such expenditure. In the event Assignor is not the Operator of the Subject Interests in which the proposed Capital Cost is to be incurred, Assignor shall notify Assignee within forty-eight (48) hours after receipt of the AFE from the Operator proposing the expenditure. Assignee shall have the lesser of (i) fifteen (15) days after receipt of the proposed AFE from Assignor or (ii) one (1) Business Day (as business days are determined in the relevant Operating Agreement, or if not determined in an Operating Agreement, as business days are defined in the Credit Agreement) less than the time permitted under the applicable Operating Agreement (Assignor must specify in any notice to Assignee the date and time by which Assignee is required to respond as determined by the applicable Operating Agreement) to notify Assignor in writing whether it permits the deduction of all or any portion of the Capital Costs included in the submitted AFE in the calculation of Net Profit. Notwithstanding the foregoing, if the AFE pertains to the drilling of a Well where a drilling rig is on location, then notice may be given telephonically and Assignee shall have at least forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) from the time of such notice to notify Assignor (which notice may also be telephonic) whether it will permit the deduction of all or any portion of the Capital Costs included in the submitted AFE in the calculation of Net Profit; provided, however, if the subject Operating Agreement provides for less than forty-eight (48) hours notice, then Assignor shall include in its notice to Assignee a statement as to the notice period provided by the applicable Operating Agreement and Assignee shall respond within such time period as provided in the Operating Agreement. Should Assignee fail to respond within the applicable time period, then Assignee shall be deemed to have disallowed the deduction of any such Capital Costs in the calculation of Net Profit. Assignor shall be entitled to rely upon any notice delivered to Assignor by a person authorized to deliver notices on behalf of Assignee, and shall not be required to poll all persons authorized to receive notices on behalf of Assignee.

          (b)      To the extent Assignee does not permit (either through a notice in writing or a deemed disallowance) the deduction of any Capital Costs included in any AFE submitted by Assignor in the calculation of Net Profit, Assignor shall be entitled to receive additional proceeds from the Subject Interest(s) and only from the Subject Interest(s) (if any) for which such disallowed item or items pertain in an amount equal to two hundred percent (200%) of the value of the costs and expenses for which Assignee has not permitted the deduction in the calculation of Net Profit. Assignor shall provide Assignee a reconciliation statement each month with the monthly statements provided in accordance with Section 8.2 showing the payoff status of the non-permitted deduction item or items for each applicable Subject Interest.

          (c)      In the event Assignee has, in accordance with Section 7.2(b), refused to permit the deduction of any Capital Costs in the calculation of Net Profit, (i) the proceeds attributable to the affected Subject Interest(s) shall be excluded from the calculation of Gross Proceeds during the period from the date of Assignor’s initial expenditure of the costs in question until Assignor has recovered the additional proceeds described in Section 7.2(b), and (ii) the Production Costs otherwise attributable to such affected Subject Interests shall be excluded from the calculation of the Production Costs during such period of time.

          Section 7.3      Conversion Agreement. This Net Profits Overriding Royalty Interest Conveyance is subject in all respects to the rights of Assignor and Assignee pursuant to the Conversion Agreement.

ARTICLE VIII
RECORDS AND REPORTS

          Section 8.1      Books and Records. Assignor shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder including, but not limited to, a Net Profits Overriding Royalty Interest account which will record all Gross Proceeds, Production Costs and Capital Costs from which the Net Profits attributable to the Net Profits Overriding Royalty Interest is calculated.

          Section 8.2      Inspections; Exception to Payments. Subject to the time limitations set forth in Section 8.4, the books and records referred to in Section 8.1 shall be open for inspection by Assignee or its duly authorized representative at the office of Assignor during normal business hours. Assignor will permit any one or more representatives designated by Assignee to make such inspections of the Subject Interests at any reasonable time as such representatives deem proper, at the sole risk and expense of Assignee, and, if the Subject Interests are operated by a Operator, Assignor shall utilize its commercially reasonable efforts to permit such access by Assignee’s representatives, and, in either case, subject to any safety or other requirements which are imposed by Assignor as operator or the Operator, if Assignor is not the operator, and will furnish to Assignee, if and whenever requested, such detailed information as Assignee may reasonably request concerning the Subject Interests, the operation thereof, the Subject

Hydrocarbons and the determination of the Net Profits Overriding Royalty Interest hereunder, but subject to any confidentiality restrictions which may then be in effect with respect to any such detailed information. The acceptance by Assignee of any payment hereunder shall not preclude Assignee from taking exception to the correctness of the amount thereof; provided, however, that any such exception must be specified by Assignee and a notice given to Assignor.

          Section 8.3      Monthly NPI Operating Statement. Commencing on the 15th day of the calendar month following the Commencement Date, and on the 15th day of each succeeding calendar month (the “NPI Operating Statement Due Date”), Assignor shall deliver to Assignee an operating statement in substantially the form of Exhibit B (“NPI Operating Statement”), which NPI Operating Statement, with respect to the Month ending immediately prior to the NPI Operating Statement Due Date, shall show the detailed and itemized computation of the Monthly Net Profit and Net Profits Overriding Royalty Interest due Assignee under Section 2.1 of this Conveyance. Each NPI Operating Statement, with respect to the Month ending immediately prior to the applicable NPI Operating Statement Due Date, shall include and contain, in addition to the foregoing, (a) the Gross Proceeds, (b) the Production Costs paid, payable and/or processed for payment or reimbursement, (c) the Capital Costs paid, payable and/or processed for payment or reimbursement, (d) other such Gross Proceeds, Production Cost and Capital Cost verification as may be required by Exhibit B, and (e) the Remaining Net Profit.

          Section 8.4      Assignee’s Exceptions to Monthly Statements. If Assignee shall take exception to any item or items included in any NPI Operating Statement rendered by Assignor, Assignee shall notify Assignor in writing within twelve (12) calendar months after the receipt of such statement, setting forth in such notice the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed, and with respect to such complaints and exceptions as are justified, an adjustment shall be made. After the expiration of such twelve (12) calendar month period after Assignee’s receipt of any NPI Operating Statement, Assignee shall not be entitled to receive, and Assignor shall not be obligated to pay, any amounts with respect to the Net Profits Overriding Royalty Interest otherwise payable to Assignee for the Month covered by such NPI Operating Statement.

          Section 8.5      Geological and Engineering Data. Subject to any applicable contractual limitations of confidentiality or other contractual restrictions with co-owners or other third parties, upon request by Assignee, Assignor shall furnish to Assignee, at Assignee’s expense, copies of and/or access to all seismic data, engineering reserve reports, electric and other logs of the Leases and other geologic and geophysical data owned by or under the control of Assignor, and Assignee shall also have access to all cores, cuttings, and other geological, geophysical well and production data and maps secured from, or prepared in connection with, operations on the Leases owned by or under the control of Assignor. Assignee shall also have the right to receive, within a reasonable period not to exceed thirty (30) days after Assignee’s request, quarterly reports showing the status of development, production, and other operations conducted on the Leases during the preceding quarter and the preceding twelve calendar months. Assignor makes no representations regarding the reliability or accuracy of any data provided to Assignee hereunder and shall not be liable for the use of such information by Assignee or any third party.

          Section 8.6      Confidentiality. All information furnished to Assignee pursuant to this Conveyance shall be confidential and for the sole benefit of Assignee and its Affiliates, lenders and assigns and shall not be disclosed by Assignee to other Persons except its Affiliates, consultants, lenders, partners and prospective purchasers of interests in the Net Profits Overriding Royalty Interest and representatives and consultants retained to advise Assignee who agree to hold such information as confidential, and except Governmental Authorities governing Assignee to whom Assignee is obligated to disclose such information.

ARTICLE IX
NON-LIABILITY OF ASSIGNEE

          Except as provided in Section 3.3, in no event shall this Conveyance create or be deemed to create any liability or responsibility on the part of Assignee for any costs or liabilities incurred by Assignor or any other lessee attributable to the Subject Interests or the Subject Hydrocarbons nor shall Assignee be required to pay to Assignor any sums previously paid by Assignor to Assignee, pursuant to this Conveyance. Subject to the provisions hereof, Assignor hereby agrees to indemnify and hold Assignee harmless from and against any costs or liabilities incurred relating to the Subject Interest or the Subject Hydrocarbons. ASSIGNOR HEREBY AGREES TO INDEMNIFY AND HOLD ASSIGNEE HARMLESS FROM AND AGAINST ANY COSTS OR LIABILITIES INCURRED RELATING TO THE SUBJECT INTERESTS OR THE SUBJECT HYDROCARBONS EXCEPT FOR ANY COSTS AND LIABILITIES ARISING OUT OF ASSIGNEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT THE INDEMNIFICATION HEREBY GRANTED BY ASSIGNOR SHALL NOT BE ASSIGNABLE BY ASSIGNEE AND SHALL NOT BE BINDING UPON ASSIGNOR AS TO ANY PERSONS TO WHOM ASSIGNEE ASSIGNS ALL OR ANY PORTION OF THE NET PROFITS OVERRIDING ROYALTY INTEREST.

ARTICLE X
MISCELLANEOUS

     Section 10.1 Notices. Any notice, demand or document which either party is required or may desire to give hereunder shall be in writing and given by messenger, nationally recognized courier, facsimile or other electronic transmission, or United States registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address and facsimile number shown below, or at such other address as either party shall have furnished to the other by notice given in accordance with this provision.

If to Assignee:

Macquarie Investments, LLC.
125 West 55th Street, 22nd Floor
New York, New York 10019
Attention:           Anthony Lennon
Telephone:          (212) 548-2646
Facsimile:             (212) 399-8929
E-Mail:                  anthony.lennon@macquarie.com

with copies to:

Macquarie Bank Limited
Houston Representative Office
One Allen Center
500 Dallas Street, Suite 3100
Houston, Texas 77002
Attention:           Michael Sextro
Telephone:          (713) 275-6207
Facsimile:             (713) 275-6222
E-Mail:                  michael.sextro@macquarie.com

and

Macquarie Bank Limited
Executive Director-Metals and Energy Capital
Level 15, No. 1 Martin Place
Sydney
New South Wales 2000
Australia
Attention:           Executive Director
Telephone:          +61 2 8232 3333
Facsimile:             +61 2 8232 3590
Email:                    katie.choi@macquarie.com

If to Assignor, to:

Doral Energy Corp.
111 N. Sepulveda Blvd., Suite 250
Manhattan Beach, CA 90266-6821
Attention:           Mr. Paul Kirkitelos
Telephone:          310-990-8708
Facsimile:             253-541-7833
E-Mail:                  paulk@doralenergy.com

and to

Doral Energy Corp.
3000 N. Garfield, Suite 210
Midland, Texas 79705
Attention:                Pat Seale
Telephone:              713-899-1712
Fax:                           432-505-9746
E-Mail:                      pats@doralenergy.com

          Any notice delivered or made by messenger, facsimile, or United States mail shall be deemed to be given on the earliest date of actual delivery as shown by messenger receipt, the addressor’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt. Assignee need not delay action on notice transmitted orally by an authorized officer of Assignor to Assignee until receipt of written confirmation of such notice.

          Section 10.2      Term. This Conveyance shall remain in force so long as any of the Subject Interests, or any portion thereof, are in effect.

          Section 10.3      Further Assurances. Should any additional instruments of assignment and conveyance be required to describe more specifically any interests subject hereto, Assignor agrees to promptly execute and deliver the same upon the written request of Assignee. If any other or additional instruments are required in connection with the transfer of state or federal lease interests in order to comply with applicable law or regulations, Assignor further agrees to promptly execute and deliver the same upon the request of Assignee.

          Section 10.4      Substitution of Warranty. This instrument is made by Assignor with full substitution and subrogation of Assignee in and to all rights and actions of warranty which Assignor has or may have against any and all Persons, and in and to all covenants of warranty by any and all Persons heretofore given or made with respect to the Subject Interests or any part thereof or interest therein, to the extent of the interests granted to Assignee herein.

          Section 10.5      Intention of the Parties. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) the agent of, or in partnership with, the other party. If, however, the parties hereto are deemed to constitute a partnership for federal income tax purposes, the parties elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and agree not to take any position inconsistent with such election. Upon the request of either party, the parties shall execute such evidence of such election as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service, including, without limitation, all of the returns, statements and data required by Treasury Regulations §1.761, or any successor regulation thereto. If any present or future income tax laws of the state or states which may require such filing or any future income tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party shall make such election as may be permitted or required by such laws. In addition, the parties hereto intend that the Net Profits Overriding Royalty Interest conveyed hereby by Assignor to Assignee shall at all times be treated as an “economic interest” in the Subject Hydrocarbons within the meaning of the Code (or any corresponding provisions of succeeding law) provided that neither party represents or warrants to the other party the tax effect of this Conveyance.

          Section 10.6      Binding Effect. This Conveyance shall bind and inure to the benefit of the successors and assigns of Assignor and Assignee.

          Section 10.7      Effective Date. This Conveyance shall be effective as of 7:00 a.m. local time on the date first set forth in this Conveyance where each of the Subject Interests are located notwithstanding the Commencement Date (the “Effective Date”).

          Section 10.8      Unenforceable or Inapplicable Provisions. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of Assignee in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. Any reference herein contained to a statute or law of a state in which no part of the Subject Interests is situated shall be deemed inapplicable to, and not used in, the interpretation hereof.

          Section 10.9      Affidavit. Assignor hereby authorizes Assignee to prepare and file in the appropriate records where each of the Leases is located an affidavit prepared by Assignee which sets forth the Commencement Date and the Applicable Percentage.

          Section 10.10      Rule Against Perpetuities Savings Clause. It is not the intent of the parties that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. If, however, any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. Any future interests created or contemplated by this Conveyance which are determined to be subject to the Rule Against Perpetuities shall, if they have not theretofore vested, be extinguished whenever twenty one years less one day shall have elapsed after the death of the survivor of Queen Elizabeth II of the House of Windsor, England, and Philip Mountbatten, Prince Philip, Duke of Edinburgh, and their children and grandchildren who are living at the date of the execution of this Conveyance.

          Section 10.11      Counterpart Execution. This Conveyance may be executed in several original counterparts. Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument; provided, however, in making proof of this Conveyance, it shall only be necessary to produce one counterpart hereof, executed by the parties hereto, and it shall not be necessary to produce nor to account for any other counterpart. To the extent permitted under the laws of any jurisdiction where this Conveyance is to be filed, there may be attached to the counterpart of this Conveyance to be filed in such jurisdiction an Exhibit A which shall contain only the legal description of the Subject Interests encumbered by this Conveyance in such jurisdiction and in all cases this Conveyance may be filed without attaching Exhibit B.

          Section 10.12      Governing Law. THIS CONVEYANCE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW MEXICO EXCEPT TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE.

          Section 10.13      WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH OF THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONVEYANCE.

[Signatures appear on the following page(s)]

          IN WITNESS WHEREOF, each of Assignor and Assignee has caused this Conveyance to be executed in its name and behalf by its proper signatory officers thereunto duly authorized, in multiple originals, effective as of the date first set forth in this Conveyance.

ASSIGNOR:

DORAL ENERGY CORP.,
a Nevada corporation

By:	/s/ Paul Kirkitelos
Paul Kirkitelos
President & CEO

ACKNOWLEDGMENT

STATE OF CALIFORNIA	§
§
COUNTY OF Los Angeles	§

          This instrument was acknowledged before me on this 29 day of July, 2008, by Paul Kirkitelos, President & CEO of Doral Energy Corp., a Nevada corporation.

/s/ Ellen Hageman
NOTARY PUBLIC, STATE OF CALIFORNIA

[SIGNATURE PAGE TO NET PROFITS OVERRIDING ROYALTY INTEREST CONVEYANCE]

          IN WITNESS WHEREOF, each of Assignor and Assignee has caused this Conveyance to be executed in its name and behalf by its proper signatory officers thereunto duly authorized, in multiple originals, effective as of the date first set forth in this Conveyance.

ASSIGNEE:

MACQUARIE INVESTMENTS, LLC,
a Delaware limited liability company

By:	/s/ Brian Hughes
Name:	Brian Hughes
Title:	Executive Director

By:	/s/ Paul B. Beck
Name:	Paul B. Beck
Title:	Executive Director

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          This instrument was acknowledged before me on this 29th day of July, 2008, by Brian B. Hughes, Executive Director of MACQUARIE INVESTMENTS, LLC, a Delaware limited liability company.

/s/ Linda S. Cox
NOTARY PUBLIC, STATE OF TEXAS

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

          This instrument was acknowledged before me on this 29th day of July, 2008, by Paul B. Beck, Executive Director of MACQUARIE INVESTMENTS, LLC, a Delaware limited liability company.

/s/ Linda S. Cox
NOTARY PUBLIC, STATE OF TEXAS

[SIGNATURE PAGE TO NET PROFITS OVERRIDING ROYALTY INTEREST CONVEYANCE]

EXHIBIT A

See attached.

LEASES

	DESCRIPTION	GWI	NRI
1	Atkins Federal Lease: United States Oil and Gas Lease Serial No. LC 062996-B, insofar as said lease covers the following described land in Eddy County: Township 16 South, Range 29 East, N.M.P.M. Section 17: N/2NE/4, SE/4NE/4, N/2 NW/4 LIMITED IN DEPTH from the surface to 100 feet below the base of the Queen formation Section 17: SW/4 NE/4 LIMITED IN DEPTH from 1,950 feet to 100 feet below the base of the Queen formation containing 240 acres, more or less	1.0	0.8
2	Atkins State B Lease: State of New Mexico Oil and Gas Lease B-2885, insofar as said lease covers the following described land in Eddy County: Township 16 South, Range 29 East, N.M.P.M. Section 16: SW/4 LIMITED IN DEPTH from the surface to 100 feet below the base of the Queen formation containing a total of 160 acres, more or less	1.0	0.743333
3	Atsel Federal Lease: United States Oil and Gas Lease Serial No. LC 062407 insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East N.M.P.M. Section 30: SW/4 SE/4 LIMITED IN DEPTH from the surface to 2,628 feet. containing a total 40 acres, more or less	1.0	0.7375

1

DESCRIPTION	GWI	NRI
4	Berry A Lease: United States Oil and Gas Lease Serial No. NM 025527-A, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N.M.P.M. Section 23: SE/4 NW/4 Section 24: NE/4, SW/4, SW/4 NW/4, SW/4 SE/4 LIMITED IN DEPTH from the surface to top of San Andres formation containing a total 440 acres, more or less	1.0	0.7375 (oil) 0.685 (gas)
5	Berry B Lease: United States Oil and Gas Lease Serial No. NM 025527-B, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N.M.P.M. Section 25: W/2 NE/4 LIMITED IN DEPTH from the surface to 700 feet LIMITED IN DEPTH from 700 feet below the surface down to the top of the San Andres formation containing a total 80 acres, more or less	1.0	0.7375 (oil) 0.685 (gas) 0.7375 (oil) 0.7475 (gas)
6	Berry Fed Lease: United States Oil and Gas Lease Serial No. NM 025527, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N. M.P.M. Section 23: SW/4 NE/4 LIMITED IN DEPTH from the surface to the top of the San Andres formation Section 23: SW/4 SE/4 LIMITED IN DEPTH from the surface to 700 feet LIMITED IN DEPTH from 700 feet below the surface down to the top of the San Andres formation containing a total 80 acres, more or less	1.0	0.7375 (oil) 0.685 (gas) 0.7375 (oil) 0.685 (gas) 0.7375 (oil) 0.7475 (gas)

2

DESCRIPTION	GWI	NRI
7	Brigham B Lease: United States Oil and Gas Lease Serial No. LC028992-J, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 30 East, N.M.P.M. Section 22: S/2 SW/4 LIMITED IN DEPTH from the surface to 5,000 feet SAVE AND EXCEPT the Premier Sand formation containing a total 80 acres, more or less	1.0	0.740625 (oil) 0.725 (gas)
8	Cedar Lake Lease: State of New Mexico Oil and Gas Lease No. B-3627, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 30: Lots 1 & 2 (W/2 NW/4) LIMITED IN DEPTH from the surface to 5,500 feet containing a total 65.73 acres, more or less	1.0	0.7953125
9	Conoco State Lease: State of New Mexico Oil and Gas Lease No. B-8569, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 3: SW/4 SW/4 LIMITED IN DEPTH from the surface to 2,600 feet containing a total 40 acres, more or less	1.0	0.8
10	Donnelly Kelly Lease: State of New Mexico Oil and Gas Lease No. 703-69, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 8: SW/4 SE/4 LIMITED IN DEPTH from the surface to 2,500 feet containing a total 40 acres, more or less	1.0	0.8

3

DESCRIPTION	GWI	NRI
11	Empire J Federal Lease: United States Oil and Gas Lease Serial No. LC 066445, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 26 East, N.M.P.M. Section 1: SE/4 NE/4, E/2 SE/4 LIMITED IN DEPTH from the surface to base of San Andres formation containing a total 120 acres, more or less	1.0	0.725
12	Featherstone Federal Lease: United States Oil and Gas Lease Serial No. LC 068722, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 10: W/2 W/2 LIMITED IN DEPTH from the surface to 2,600 feet containing a total 160 acres, more or less	.974501625	0.7546013
13	Featherstone State B Lease: State of New Mexico Oil and Gas Lease No. B-7071: Township 18 South, Range 28 East, N.M.P.M. a. Featherstone State Well # 1: Insofar as said lease covers the following described land in Eddy County: Section 2: NW/4 SE/4 b. Featherstone State Well # 4: Insofar as said lease covers the following described land in Eddy County: Section 2: NE/4 SW/4 LIMITED IN DEPTH from the surface to 3,500 feet containing a total 80 acres, more or less	.95 .958452344	0.80630571 0.80703791
14	Featherstone State E Lease: State of New Mexico Oil and Gas Lease No. E-1285, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 2: SW/4 NE/4, SE/4 NW/4 LIMITED IN DEPTH from the surface to 3,500 feet containing a total 80 acres, more or less	.9594523	0.80703791

4

DESCRIPTION	GWI	NRI
15	Federal S and Mustang 28 Federal Lease: United States Oil and Gas Lease Serial No. LC 028936-C, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 30 East, N.M.P.M. Section 28: E/2 NW/4, SW/4 NW/4, W/2 SW/4, NE/4 SW/4 LIMITED IN DEPTH from the surface to 4,000 feet containing a total 240 acres, more or less	.80312500	0.6175
16	Federal X Lease: United States Oil and Gas Lease Serial No. LC 029342-A, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 30 East, N.M.P.M. Section 21: Lots 13-24, 61-72, S/2 N/2 S/2 NE/4 SW/4, S/2 S/2 NE/4 SW/4, SE/4 SW/4 (formerly E/2 SW/4), SW/4 SW/4 LIMITED IN DEPTH from the surface to 4,000 feet containing 119.96 acres, more or less	.80312500	0.6175
17	Five J State #647 Lease: State of New Mexico Oil and Gas Lease No. 647, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 25: NE/4 SE/4, SW/4 SE/4 Section 36: SW/4 NE/4 LIMITED IN DEPTH from the surface to 2,641 feet containing 120 acres, more or less	.66651180	0.5309896
	b. FW&Y State #647 Lease: State of New Mexico Oil and Gas Lease No. 647, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 25: N/2 NE/4 LIMITED IN DEPTH from the surface to 1,500 feet containing 80 acres, more or less	1.0	0.7875

5

DESCRIPTION	GWI	NRI
	c. State # 647 Lease: State of New Mexico Oil and Gas Lease No. 647, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 25: SE/4 SE/4 Section 36: N/2 NE/4, SE/4 NE/4, N/2 SE/4 LIMITED IN DEPTH from the surface to 500 feet below the top of the San Andres formation containing 240 acres, more or less	.66651180	0.5309896
	d. Rampo State #647 Lease: State of New Mexico Oil and Gas Lease No. 647, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 31: Lots 3 & 4 (W/2 SW/4) LIMITED IN DEPTH from the surface to 2,000 feet containing 87.43 acres, more or less	.95921100	0.6812946
18	General American Federal Lease: United States Oil and Gas Lease Serial No. NM 074937, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 30 East, N.M.P.M. Section 10: SE/4 SE/4 LIMITED IN DEPTH from the surface to 3,600 feet containing 40 acres, more or less	1.0	0.8
19	Green Federal Lease: United States Oil and Gas Lease Serial No. NM 0555569, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 31: Lots 1 & 2 (W/2 NW/4), E/2 NW/4, NW/4 NE/4, S/2 NE/4 LIMITED IN DEPTH from the surface to 2,725 feet containing 257.49 acres, more or less	1.0	0.6828125

6

DESCRIPTION	GWI	NRI
20	Hastie Federal Lease: United States Oil and Gas Lease Serial No. LC 045818-A, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Tract 1: Section 18: Lots 1, 2, (W/2 NW/4), E/2 NW/4 LIMITED IN DEPTH from the surface to 1,000 feet beneath the surface Section 18: Lots 3, 4 (W/2 SW/4), E/2 SW/4 LIMITED IN DEPTH from the surface to 700 feet beneath the surface Tract 2: Section 18: NE/4 SW/4 LIMITED IN DEPTH from 1,200 feet down to 1,932 feet beneath the surface containing 320 acres, more or less	1.0	 0.74765625 0.775 0.703
21	Hondo K Federal Lease: United States Oil and Gas Lease Serial No. LC 049998-b, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 1: Lot 4 (NW/4 NW/4) LIMITED IN DEPTH from the surface to 3,985 feet Section 1: SW/4 NW/4 LIMITED IN DEPTH from the surface to 3,961 feet containing 79.91 acres, more or less	1.0	 0.675 0.655
22	Hudson Saiken State Lease: State of New Mexico Oil and Gas Lease No. B-5862, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 31: Lot 2 (SW/4 NW/4) LIMITED IN DEPTH from the surface to 2,000 feet containing 40 acres, more or less	1.0	0.8

7

DESCRIPTION	GWI	NRI
23	Humble State Lease: State of New Mexico Oil and Gas Lease No. E-742, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 19: NE/4 SW/4 LIMITED IN DEPTH from the surface to 1,009 feet Section 19: SE/4 SW/4 LIMITED IN DEPTH from the surface to 1,055 feet Section 20: SE/4 NW/4 LIMITED IN DEPTH from the surface to 2,386 feet containing 120 acres, more or less	1.0	0.775 0.775 0.85
24	Humble B State Lease: State of New Mexico Oil and Gas Lease No. B-11540, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 15: SW/4 NE/4 Section 22: NW/4 SW/4 LIMITED IN DEPTH from the surface to 100 feet below the deepest depth drill but not to exceed 3,000 feet beneath the surface containing 80 acres, more or less	1.0	0.735
25	Jennings Fee Lease: Oil and Gas Lease dated June 2, 1981, between Midwest Investment Company and Arrowhead Oil Corporation, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 18: NE/4 NE/4 LIMITED IN DEPTH from the surface to 2,596 feet containing 40 acres, more or less	1.0	0.725

8

DESCRIPTION	GWI	NRI
26	Leonard Federal Lease: United States Oil and Gas Lease Serial No. NM 29269, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 30: NE/4 SE/4 LIMITED IN DEPTH from the surface to 2,628 feet Section 30: NW/4 SE/4 LIMITED IN DEPTH from the surface to 4,000 feet containing 80 acres, more or less	1.0	 0.7375 0.8
27	Malco B Federal Lease: United States Oil and Gas Lease Serial No. LC 026874-B, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 27 East, N.M.P.M. Section 6: NW/4 SE/4 LIMITED IN DEPTH from the surface to the base of the San Andres formation containing 40 acres, more or less	1.0	0.725
28	Red Lake Federal Lease: United States Oil and Gas Lease Serial No. NM 59035, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 10: NE/4 SW/4, NW/4 SE/4 LIMITED IN DEPTH from the surface to 2,500 feet containing a total 80 acres, more or less	1.0	0.73 (oil) 0.81 (gas)
29	Robinson State Lease: State of New Mexico Oil and Gas Lease No. B-7596, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 27: W/2 NW/4 LIMITED IN DEPTH from the surface to 3,500 feet containing a total 80 acres, more or less	1.0	0.85

9

DESCRIPTION	GWI	NRI
30	Sackett Federal Lease: United States Oil and Gas Lease Serial No. NM 14847, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 29 East, N.M.P.M. Section 29: SW/4 SW/4 LIMITED IN DEPTH from the surface to base of San Andres formation Section 29: SE/4 SW/4 LIMITED IN DEPTH from the surface to base of San Andres formation containing a total 80 acres, more or less	.734 .895	0.6382515 0.6330713
31	Saunders Federal Lease: United States Oil and Gas Lease Serial No. LC 064023, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N.M.P.M. a. Tract 1 Section 13: SE/4 LIMITED IN DEPTH from the surface to 700 feet beneath the surface containing a total 160 acres, more or less b. Tract 2: Section 13: NE/4 SE/4 LIMITED IN DEPTH from 1,200 feet to 1,968 feet c. Tract 3: Section 13: NW/4 SE/4 LIMITED IN DEPTH from 1,200 feet to 1,857 feet d. Tract 4: Section 13: SE/4 SE/4 LIMITED IN DEPTH from 1,200 feet to 2,068 feet	1.0 1.0 1.0 1.0	0.75 0.675 0.675 0.625

10

DESCRIPTION	GWI	NRI
32	<u>Saunders A Federal Lease</u>: United States Oil and Gas Lease Serial No. LC 048491-A, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 27 East, N.M.P.M.</u> Section 13: W/2 NE/4, SE/4 NE/4 LIMITED IN DEPTH from the surface to top of San Andres formation containing a total 120 acres, more or less	1.0	0.7375 (oil) 0.76175 (gas)
33	<u>Saunders B Federal Lease:</u> United States Oil and Gas Lease Serial No. LC 048491(b), insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 27 East, N.M.P.M.</u> Section 13: NE/4 NE/4 LIMITED IN DEPTH from the surface to top of San Andres formation containing a total 40 acres, more or less	1.0	0.75 (oil) 0.76625 (gas)
34	<u>Sinclair A State Lease and Sinclair State Lease:</u> State of New Mexico Oil and Gas Lease No. E-950, insofar as said lease covers the following described land in Eddy County: a. <u>Sinclair A State:</u> : <u>Township 17 South, Range 29 East, N.M.P. M.</u> Section 19: Lot 3 (NW/4 SW/4) LIMITED IN DEPTH from the surface to 951 feet	.75	0.5902344
	b. <u>Sinclair State:</u> <u>Township 17 South, Range 29 East, N.M.P.M.</u> Section 9: SE/4 SE/4 LIMITED IN DEPTH from the surface to 2,650 feet containing a total 67.40 acres, more or less	1.0	0.725

11

DESCRIPTION	GWI	NRI
35	<u>Skelly State Lease:</u> State of New Mexico Oil and Gas Lease No. E-134, insofar as said lease covers the following described land in Eddy County: <u>Township 16 South, Range 29 East, N.M.P.M.</u> Section 15 NW/4 SW/4 Section 16 N/2, NE/4 SE/4 LIMITED IN DEPTH from the surface to 100 feet below base of Queen formation containing a total 400 acres, more or less	1.0	0.725
36	<u>SL Federal A Lease:</u> United States Oil and Gas Lease Serial No. LC 028785-A, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 29 East, N.M.P.M.</u> Section 12: SW/4 SW/4 LIMITED IN DEPTH from depths below the base of the unitized formation in the Square Lake 12 Unit Agreement dated August 1, 1967 to 5,000 feet beneath the surface containing a total 40 acres, more or less	1.0	0.775
37	<u>Smith State Lease:</u> State of New Mexico Oil and Gas Lease No. 2029, insofar as said lease covers the following described land in Eddy County: <u>Township 18 South, Range 28 East, N.M.P.M.</u> Section 4: Lot 1 (NE/4 NE/4) LIMITED IN DEPTH from the surface to 2,400 feet containing a total 40.03 acres, more or less	1.0	0.8
38	<u>Solt State Lease:</u> State of New Mexico Oil and Gas Lease No. B-3823, insofar as said lease covers the following described land in Eddy County: <u>Township 18 South, Range 28 East, N.M.P.M.</u> Section 5: S/2 SE/4 LIMITED IN DEPTH from the surface to 3,300 feet containing a total 80 acres, more or less	1.0	0.8

12

DESCRIPTION	GWI	NRI
39	Spurck State Lease: State of New Mexico Oil and Gas Lease No. B-8318, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N.M.P.M. Section 24: E/2 NW/4, NE/4 SE/4 LIMITED IN DEPTH to depths from 700 feet below the surface down to the top of the San Andres formation containing 120 acres, more or less	1.0	0.725
40	State 32 Lease: State of New Mexico Oil and Gas Lease No. E-1717, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 32: NW/4 SE/4 LIMITED IN DEPTH from the surface to 2,200 feet containing 40 acres, more or less	1.0	0.83
41	State AE Lease: State of New Mexico Oil and Gas Lease No. B-3823, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 4: Lot 2 (NW/4 NE/4), SW/4 NE/4, SE/4 NW/4 LIMITED IN DEPTH from the surface to 3,100 feet containing 120.99 acres, more or less	1.0	0.725
42	State E Lease: State of New Mexico Oil and Gas Lease No. E-9261, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 17: NW/4 NE/4 LIMITED IN DEPTH from the surface to 2,500 feet containing 40 acres, more or less	1.0	0.8

13

DESCRIPTION	GWI	NRI
43	State B Lease: State of New Mexico Oil and Gas Lease No. B-1111, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 22: SW/4 SW/4 LIMITED IN DEPTH from the surface to the base of the Seven Rivers formation containing 40 acres, more or less	1.0	0.675
44	State BK Lease: State of New Mexico Oil and Gas Lease No. B-3627, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 19: Lots 3 and 4 (W/2 SW/4) LIMITED IN DEPTH from the surface to 5,000 feet containing 65.32 acres, more or less	1.0	0.79
45	State BKC 9 Lease: State of New Mexico Oil and Gas Lease No. B-10920, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 2: SE/4 SW/4 LIMITED IN DEPTH from the surface to 3,946 feet containing 40 acres, more or less	1.0	0.715
46	State BKC 10 Lease: State of New Mexico Oil and Gas Lease No. B-3635, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 2: NE/4 SW/4 LIMITED IN DEPTH from the surface to 3,946 feet containing 40 acres, more or less	1.0	0.715

14

DESCRIPTION	GWI	NRI
47	State BGK Lease: State of New Mexico Oil and Gas Lease No. B-2613, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 31 East, N.M.P.M. Section 2: E/2 SE/4 LIMITED IN DEPTH from the surface to 3,845 feet containing 80 acres, more or less	1.0	0.715
48	State N Lease: State of New Mexico Oil and Gas Lease No. E-828, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 8: SE/4 SW/4 LIMITED IN DEPTH from the surface to 2,500 feet containing 40 acres, more or less	1.0	0.7999995
49	State FX Lease: State of New Mexico Oil and Gas Lease No. B-11594, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N.M.P.M. Section 6: SE/4 NW/4 LIMITED IN DEPTH from the surface to 1,985 feet containing 40 acres, more or less	1.0	0.8
50	TE&K (Keys A) Federal Lease: United States Oil and Gas Lease Serial No. LC 061465-A, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 10: W/2 NE/4, E/2 NW/4 LIMITED IN DEPTH from the surface to 1,100 feet above sea level containing 160 acres, more or less	1.0	0.7625

15

DESCRIPTION	GWI	NRI
51	<u>TE&K (Keys B) Federal Lease:</u> United States Oil and Gas Lease Serial No. LC 061465-B, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 28 East, N.M.P.M.</u> Section 3: Lots 17, 18, 19 Section 10: NW/4 NW/4 LIMITED IN DEPTH from the surface to 1,100 feet above sea level containing 164.22 acres, more or less	1.0	0.7625
52	<u>Tidewater K State Lease:</u> State of New Mexico Oil and Gas Lease No. E-5668, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 31 East, N.M.P.M.</u> Section 2: Lot 1 (NE/4 NE/4), SE/4 NE/4, SW/4 NW/4, W/2 SW/4 LIMITED IN DEPTH from the surface to 3,861 feet containing 199.90 acres, more or less	1.0	0.715
53	<u>Vandagriff Federal Lease:</u> United States Oil and Gas Lease Serial No. LC028446-A, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 28 East, N. M. P. M.</u> Section 5: Lots 1, 2 (N/2 NE/4), 3 (NE/4 NW/4), S/2 NE/4, SE/4 NW/4, E/2 SW/4,SE/4 Section 8: N/2 N/2 LIMITED IN DEPTH from the surface to 1,100 feet above sea level containing a total 639.36 acres, more or less	1.0	0.7
54	<u>Wentz & Wentz Aid State Lease:</u> State of New Mexico Oil and Gas Lease No. B-6251, insofar as said lease covers the following described land in Eddy County: <u>Township 17 South, Range 28 East, N. M. P. M.</u> Section 24: SE/4 LIMITED IN DEPTH from the surface to 1,500 feet containing a total 160 acres, more or less	1.0	0.7334375

16

DESCRIPTION	GWI	NRI
55	West II State Lease: State of New Mexico Oil and Gas Lease No. L-4672, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N. M. P. M. Section 24: SE/4 SE/4 LIMITED IN DEPTH from the surface to 600 feet containing a total 40 acres, more or less	1.0	0.75
56	West Artesia Grayburg Unit: Township 18 South, Range 28 East, N. M. P. M. a. State of New Mexico Oil and Gas Lease No. B-6043, insofar as said lease covers the following described land in Eddy County: Section 7: SE/4 NE/4 b. State of New Mexico Oil and Gas Lease No. OG-780, insofar as said lease covers the following described land in Eddy County: Section 7: NE/4 SE/4 c. Oil and Gas Lease dated 6/16/48 between Midwest Investment Company, Lessor and Leonard Oil Company, Lessee, recorded Oil & Gas Book 30, Page 524, insofar as said lease covers the following described land in Eddy County: Section 7: SE/4 SE/4 Section 8: SW/4 SW/4 d. State of New Mexico Oil and Gas Lease No. B-11539, insofar as said lease covers the following described land in Eddy County: Section 8: S/2 NW/4 e. State of New Mexico Oil and Gas Lease No. E-2715, insofar as said lease covers the following described land in Eddy County: Section 8: NW/4 NW/4 f. State of New Mexico Oil and Gas Lease No. E-7179, insofar as said lease covers the following described land in Eddy County: Section 8: N/2 SW/4	1.0	0.725

17

DESCRIPTION	GWI	NRI
	g. State of New Mexico Oil and Gas Lease No. E-7255, insofar as said lease covers the following described land in Eddy County: Section 8: N/2 SE/4 h. State of New Mexico Oil and Gas Lease No. OG-703, insofar as said lease covers the following described land in Eddy County: Section 8: SW/4 NE/4 i. State of New Mexico Oil and Gas Lease No. OG-1644, insofar as said lease covers the following described land in Eddy County: Section 8: NE/4 NW/4 j. State of New Mexico Oil and Gas Lease No. OG-5851, insofar as said lease covers the following described land in Eddy County: Section 8: SE/4 NE/4 k. State of New Mexico Oil and Gas Lease No. E-1820, insofar as said lease covers the following described land in Eddy County: Section 17: NE/4 NW/4 l. Oil and Gas Lease between George R. Smith, et ux., Lessor and Tenneco Oil Company, Lessee, recorded Oil & Gas Book 30, Page 524, insofar as said lease covers the following described land in Eddy County: Section 17: NW/4 NW/4 LIMITED IN DEPTH to the unitized formation. containing a total 640 acres, more or less		

18

DESCRIPTION	GWI	NRI
57	Yates State Lease: State of New Mexico Oil and Gas Lease No. B-8196, insofar as said lease covers the following described land in Eddy County: Township 18 South, Range 28 East, N. M. P. M. Section 15: SE/4 SW/4 Section 22: SW/4 NW/4 LIMITED IN DEPTH from the surface to 3,500 feet containing a total 80 acres, more or less	1.0	0.81
58	Zait State Lease: State of New Mexico Oil and Gas Lease No. 636, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N. M. P. M. Section 22: NW/4 SW/4 LIMITED IN DEPTH from the surface to the base of the Seven Rivers formation containing a total 40 acres, more or less	1.0	0.675
59	State FV Lease: State of New Mexico Oil and Gas Lease No. B-7966, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 31: SE/4 SW/4 LIMITED IN DEPTH from the surface to 1,957 feet containing 40 acres, more or less	1.0	0.725
60	State FW Lease: State of New Mexico Oil and Gas Lease No. B-2071, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N.M.P.M. Section 31: NW/4 SE/4 LIMITED IN DEPTH from the surface to 1,944 feet containing 40 acres, more or less	1.0	0.725

19

DESCRIPTION	GWI	NRI
61	Delhi B State Lease: State of New Mexico Oil and Gas Lease No. B-4575, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 28 East, N. M. P. M. Section 28: SW/4 SW/4 LIMITED IN DEPTH from the surface to base of San Andres formation containing a total 40 acres, more or less	.8515625	0.7026172
62	Gulf Kepple: State of New Mexico Oil and Gas Lease B-3635, insofar as said lease covers the following described land in Eddy County: Township 17 South, Range 27 East, N.M.P.M. Section 19: NW/4 SE/4, SW/4 NE/4 LIMITED IN DEPTH from the surface to 1,935 feet beneath the surface Containing 80 acres, more or less	1.0	0.7675

20

EXHIBIT B

NPI Operating Statement

See attached.

DORAL ENERGY CORP
Form of NPI Operating Statement
(schedules and supporting information to be attached)
Delivered: _____________, 20___.

I, ______________, the _______________ of Doral Energy Corp. (the "Company") hereby certifies that: (a) all of the information set forth herein and in all exhibits, attachments and/or schedules attached hereto, all of which are by reference true, correct and complete to the best of my knowledge, and (b) I have made a diligent effort to ensure that all facts relevant to the matters certified herein are known to me, by establishing and maintaining relevant records and procedures within the Company, and by making such inquiries as I have deemed necessary each month, procedures within the Company, of various officers, employees and/or consultants of the Company. This NPI Operating Statement is being delivered pursuant to that certain Net Profits Overriding Royalty Interest Conveyance dated effective July 29, 2008 (the "NPI Conveyance").

For purposes of this NPI Operating Statement, the term " Month" means ___________ 11, 20___. to ___________ 10, 20___.

1.	GROSS SALES VOLUMES. The gross sales volumes associated with the Gross Proceeds in item 2.

Crude Oil (Bbls)	$-
Natural Gas (Mmbtu)	$-
Flash Gas (Mcf)	$-

2.	GROSS PROCEEDS. The Gross Proceeds received by the Company during the Month are as follows:

Crude Oil	$-
Natural Gas	$-
Manufacturing Proceeds	$-
Total	$-

3.	PRODUCTION COSTS. Production Costs paid and/or to be processed for payment by the Company with respect to the Month are as follows:

Direct costs of operating, producing, maintaining, adandoning and decommissioning.	$-
Gathering, transporting, treating and marketing costs	$-
Taxes (excluding taxes based upon the income of Assignor)	$-
Manufacturing Costs	$-
Less:
Net Sale proceeds of any materials, supplies, equipment and other personal property or fixtures	$-
Insurance proceeds received by Assignor as a consequence a loss or damage	$-
Proceeds from judgements and claims	$-
Proceeds from delay rentals, lease bonuses, SI royalties or payments, reservoir use or storage rental, deferred drilling charges	$-
Production & Capital Cost credits	$-
Credits carried forward from previous months	$-
Total	$-

4	Capital Costs. Capital Costs paid and/or to be processed for payment by the Company with respect to the Month are as follows:

Capital Costs	$-
Total	$-

5	NET PROFIT (item 2 less item 3 less item 4 )	$-

6	item 5) NET PROFITS OVERRIDING ROYALTY INTEREST (____% of(35% until USD $5M received by Assignee, 20% thereafter)	$-
7	Remaining Net Profit	$-

Attached as exhibits are a list of purchaser statements for the Month including copies, a list of all Production Cost payments made or processed for payment by the Company to any person with respect to the Month, indicating which category of Production Costs under item 3 that the payment relates, and a list of all Capital Cost payments made or processed for payment by the Company to any person with respect to the Month, indicating which AFE under item 4 that the payment relates including AFE estimate and funding to date.

By:

Name:

Title:

Date: